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On September 29, 2025, Tesla, Inc. (“Tesla”) sent the below letter to its shareholders in connection with the 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”).

TESLA

VoteTesla.com

Dear Fellow Shareholder,

Tesla shareholders face an important choice. At this year's Annual Meeting on November 6, you will decide on the future of our company and its ability to create a world we've only just begun to imagine – at a scale we have yet to see.

There are three proposals on the ballot this year that are critical to securing our vision. To make our ambitious goals a reality, we need you to vote with our Board.

Vote "FOR"

- ☑ **Proposal One** – Election of the Three Class III Directors
- ☑ **Proposal Three** – Approval of the A&R 2019 Equity Incentive Plan
- ☑ **Proposal Four** – Approval of the 2025 CEO Performance Award

Incentivizing Extraordinary Performance

The fact of the matter is we are in a talent war – and Elon is a talent magnet. In today's environment, with the intensifying competition for AI expertise, it is imperative to retain and motivate Tesla's extraordinary employees, beginning with Elon.

Tesla does not currently have a long-term CEO performance award in place to incentivize Elon to focus his energies on Tesla and lead us through this pivotal moment in our history. It's time to change that. We have proposed a plan that pays for performance, not promises. There's a reason we designed an award like this. The 2018 CEO Performance Award was similarly built – it incentivized Elon to meet super ambitious financial and operational goals – and it worked. Our shareholders overwhelmingly voted to approve it not once, but twice. It delivered extraordinary shareholder returns of almost 1,100%[1] and, in just under five years, Tesla's market cap increased from $53.5 billion to $791.3 billion.[2]

Tesla Shareholder Return During 2018 CEO Award

2400%
1900%
1400%
900%
400%
100%
2018
2019
2020
2021
2022
2023
~1,100%
104.4%
75.9%
Tesla, Inc
(INDEX) S&P 500
(INDEX) NASDAQ Composite

Elon Is Delivering One-of-a-Kind Value

Pre-2018 Award	Today	
Loss-making, ambitious company with significant hurdles and challenges to overcome	Industry-leading developer of autonomous driving and first vertically integrated sustainable energy company	
$11.8 billion In revenues[3]	**$92.7 billion** In revenues, an increase of ~8x[7]	
$2.0 billion Net loss[4]	**$5.9 billion** Net income[8]	
103,184 Vehicles delivered in 2017[5]	**1,789,226** Vehicles delivered in 2024[9]	
EVs were not mainstream Only 1.2M sold by all automakers in 2017[6]	**Popularized EVs** 8 millionth Tesla vehicle produced in June 2025[10]	
0 Autonomous vehicles	**Robotaxi** Launched in June in Austin	

Our Next Phase of Growth is Even More Ambitious

Elon recently unveiled Master Plan Part IV, which outlines our ambitious path towards Sustainable Abundance. This long-term vision reimagines labor, transportation and energy as we know them by bringing AI into the physical world through products and services like Bots, Robotaxi and Full Self-Driving. If successful, our efforts will accelerate global prosperity and create economic growth shared by all.

Bringing Sustainable Abundance to all is a colossal undertaking – Elon is the leader we need who is not only willing and able but is energized to meet this challenge. As we pioneer new products in AI, robotics and sustainability, we need Elon to continue to choose Tesla, focusing his energy, his vision and his grit to lead us into our next chapter.

We believe the opportunities for Tesla and its shareholders are far greater with Elon leading the company — and we cannot retain Elon without your vote.

Vote WITH the Board's Recommendations on ALL Proposals

At Tesla, we're used to the doubters: those who questioned the viability of the EV; those who were skeptical of whether we'd ever be profitable; those who at one time made us the most-shorted stock in history; and those who thought we were dreaming too big – that our vision of a more sustainable and autonomous world and of becoming a trillion-dollar company was an impossible moonshot.

We've proven them wrong at every juncture, and we're ready to do it again. Our ambitions are not – and have never been – small. That is not how we operate or what motivates us or Elon. We take big risks for the opportunity of big rewards. That approach has worked, but we need your support to continue our remarkable trajectory.

We urge you to follow the Board's recommendations for ALL proposals at this year's Annual Meeting.

The future of Tesla is in your hands. Thank you for your continued support.

Sincerely,

Robyn M. Denholm
Chairperson of the Board

Vote "FOR"

☑ **Proposal One**
Election of the Three Class III Directors

☑ **Proposal Three**
Approval of the A&R 2019 Equity Incentive Plan

☑ **Proposal Four**
Approval of the 2025 CEO Performance Award

VoteTesla.com

Don't Wait — Vote Now!

We urge you to vote WITH the Board's recommendations on all proposals at our upcoming Annual Meeting on November 6. Please vote "FOR" Proposal One: Election of the Three Class III Directors, Proposal Three: Approval of the A&R 2019 Equity Incentive Plan and Proposal Four: Approval of the 2025 CEO Performance Award.

Vote Online

Locate your control number on your proxy materials, visit the website listed and follow the instructions. If you have received proxy materials by e-mail, you can simply click the link and follow the instructions.

Vote by QR Code

If your proxy materials include a QR code, scan the QR code using your mobile device and follow the instructions.

Vote by Phone

Registered shareholders can locate the number on your proxy materials, dial the number indicated and follow the prompts.

Vote by Mail

Mark, sign and date the proxy card and return it in the pre-paid envelope provided.

If you need help voting your shares or have any questions, please contact our proxy solicitor, Innisfree M&A Incorporated.

Shareholders

+1 (877) 717-3936 (U.S. and Canada) OR

+1 (412) 232-3651 (all other countries)

Banks and Brokers

+1 (212) 750-5833 (collect)

1. Tesla total shareholder return (March 21, 2018 to December 31, 2023).
2. Based on market capitalization as of March 21, 2018 and December 31, 2023.
3. Refers to 2017 full-year revenue, as set forth in Tesla's Annual Report on Form 10-K for the year ended December 31, 2017, filed with the U.S. Securities and Exchange Commission (the "SEC") on February 23, 2018.
4. Refers to 2017 full-year net loss attributable to common stockholders (GAAP), as set forth in Tesla's Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 23, 2018.
5. Source: Tesla, Inc. May 2024 Investor Presentation, provided as Additional Definitive Proxy Soliciting Materials on Schedule DEFA14A, filed with the SEC on May 23, 2024.
6. Source: Road Genius, "Global EV Sales (Cars) by Country" (https://roadgenius.com/cars/ev/statistics/sales-by-country/).
7. Refers to LTM revenue as of June 30, 2025, as set forth in the Tesla, Inc. Second Quarter Update, dated July 23, 2025, furnished as an exhibit to Tesla's Current Report on Form 8-K filed with the SEC on July 23, 2025.
8. Refers to LTM net income attributable to common stockholders (GAAP) as of June 30, 2025, as set forth in Tesla's Quarterly Report on Form 10-Q for the three months ended June 30, 2025, filed with the SEC on July 24, 2025, Tesla's Quarterly Report on Form 10-Q for the three months ended March 31, 2025, filed with the SEC on April 23, 2025, and Tesla's Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on January 31, 2025.
9. Source: Press Release of Tesla, Inc., dated January 2, 2025, furnished as an exhibit to Tesla's Current Report on Form 8-K filed with the SEC on January 2, 2025.
10. Source: Tesla, Inc. Second Quarter 2025 Update, dated July 23, 2025, furnished as an exhibit to Tesla's Current Report on Form 8-K filed with the SEC on July 23, 2025.

Additional Information and Where to Find It

Participant Information

Tesla © 2025

VoteTesla.com

Also on September 29, 2025, Tesla updated its website, VoteTesla.com. A copy of the updated materials can be found below.

TESLA
Master Plan Part IV | Compensation Proposals | Your Board | Resources | Third-Party Commentary | FAQs | Contacts
Explore Tesla | How to Vote

The Future of Tesla Is in Your Hands

We are at a pivotal juncture in Tesla's history, and the proposals the Special Committee has carefully designed and the Board has put forward will help determine Tesla's future. If you believe, like us, that Elon is the CEO that can make our ambitious vision a reality, vote NOW.

Tesla will hold its 2025 Annual Meeting of Shareholders on November 6, 2025, and we are asking shareholders to VOTE in line with the Board's recommendations on ALL proposals.

Don't wait until the 2025 Annual Meeting to show your support for Tesla – the future is in your hands! Vote in one of four ways:

Vote Online | Vote by QR Code

Vote by Phone | Vote by Mail

2025 Is a Critical Inflection Point for Tesla

We believe Tesla is on the precipice of another massive wave of transformational growth, as demonstrated by the unveiling of our Master Plan Part IV, which outlined a long-term vision to create Sustainable Abundance for all. But, to support this vision and the ambitious goals associated with our proposed 2025 CEO Performance Award, and the upside they are expected to deliver to shareholders, we must retain and incentivize Elon Musk and maintain a strong corporate governance structure that will enable us to continue our exceptional performance. Elon is a generational leader, and, under his visionary leadership, we have the potential to become the most valuable company in history, and, in return, create unprecedented value for our shareholders.[1] Your vote is an important part of making this vision a reality.

Read our Latest Shareholder Letter

Master Plan
Part IV

Three Proposals Critical for the Future of Tesla

Proposal Four

2025 CEO Performance Award

A pay-for-performance CEO compensation award that is 100% aligned with shareholders. One that is designed to keep Elon's time, energy and considerable talents focused on Tesla for years to come and create jaw-dropping value for our shareholders.

The Path to Creating Approximately $7.5 Trillion[2] for Shareholders

Elon earns nothing under the 2025 CEO Performance Award unless and until he meets incredibly ambitious market capitalization AND operational milestones. If he succeeds, Tesla will become the most valuable company in history[3] – with an $8.5 trillion market cap – and shareholders will benefit from incredible growth and value creation.

Learn More

Proposal Three

Amended & Restated 2019 Equity Incentive Plan

Equity is the cornerstone of Tesla's compensation philosophy. It is essential that we maintain sufficient equity reserves and maximum flexibility to attract, retain and motivate the best talent in the world—especially as Tesla faces an intensifying AI talent war. In addition, we believe we need a framework that allows us to honor the deal we made with Elon and the extraordinary value he created for Tesla shareholders under the 2018 CEO Performance Award.

TESLA
TESLA

Replenish the General Share Reserve with an Additional 60 Million Shares

To ensure the Board has sufficient equity to continue granting awards over the next few years to Tesla's current and future employees.

Create a Special Share Reserve with Nearly 208 Million Shares

Provides the Board flexibility to decide in the future how to address the uncertainty around the 2018 CEO Performance Award caused by the ongoing Tornetta litigation without the need for any further shareholder votes.

Learn More

Proposal One

Election of Directors

Tesla has seen phenomenal progress and value creation under the leadership of this Board, and we are just getting started. The Class III Directors up for re-election this year include three extremely talented and experienced individuals critical to Tesla's continued growth and success.

Ira Ehrenpreis >

Ira Ehrenpreis has tirelessly served as a

Joe Gebbia >

Joe Gebbia is a visionary tech founder.

Kathleen Wilson-Thompson >

fortifying leader and mentor, helping steer Tesla through previous phases of exceptional growth and challenge, while leading Tesla's implementation of a governance framework designed for success—something we know he is best positioned to do in this next phase of growth.

leading Airbnb—one of the most successful tech companies—from startup to public company, making it a household name with worldwide operations.

Kathleen Wilson-Thompson has brought her decades of world-class public-company executive experience, including as an HR professional, to the forefront of our most challenging governance matters over the past two years—serving on both this year's special committee and last year's special committee—making her a vital voice as we navigate new challenges and opportunities.

Meet Your Board

[1] Note: Based on market capitalization milestones compared to publicly traded companies as of the date of the definitive proxy statement.

[2] Note: Based on the difference between $8.5 trillion, the highest market capitalization milestone in the Award, and Tesla's market capitalization of approximately $1 trillion on September 3, 2025.

[3] Note: Based on market capitalization milestones compared to publicly traded companies as of the date of the definitive proxy statement.

Tesla © 2025 Privacy and Legal

TESLA
Master Plan Part IV | Compensation Proposals | Your Board | Resources | Third-Party Commentary | FAQs | Contacts | Explore Tesla | How to Vote

Compensation Proposals

Two Proposals Critical for the Future of Tesla

Tesla is at a critical inflection point. A Special Committee of the Board has carefully designed compensation proposals that they view as vital to our ability to continue to create substantial shareholder value. Tesla's full Board (with Elon and Kimbal recusing themselves) has approved these proposals.

Tesla is not led by an ordinary CEO. Elon is a once-in-a-generation visionary with a unique track record of revolutionizing industries and successfully scaling multiple businesses into multibillion-dollar industry pioneers. Under his continued leadership, Tesla has the potential to generate unprecedented growth and value for shareholders. But, to secure our future, we must approve two critical proposals that will both retain and incentivize Elon to bring our vision for Tesla to life. That is what the Special Committee has designed with Proposals Three and Four.

Proposal Four

2025 CEO Performance Award

Under Elon's leadership, Tesla created $735 billion[4] of value with the 2018 CEO Performance Award, which received overwhelming support from our shareholders in 2018 and again in 2024. However, Elon has not been permitted to exercise the 2018 CEO Performance Award while it remains contested in the Delaware courts – and there's currently no go-forward compensation plan in place to incentivize him to continue delivering for Tesla well into the future. As such, the Special Committee has worked diligently over the past seven months to devise the 2025 CEO Performance Award, and the full Board (with Elon and Kimbal recusing themselves) has approved this proposal for the 2025 Annual Meeting.

The 2025 CEO Performance Award builds upon the success of the 2018 CEO Performance Award framework: 100% aligned with shareholders and designed to retain Elon for years to come.

If Elon fails to achieve incredibly ambitious market capitalization AND operational milestones, he earns nothing.

If Elon succeeds in achieving ALL of these milestones, Tesla will have a market capitalization of $8.5 trillion and shareholders will benefit from incredible growth and value creation.

2025 CEO
Performance Award

Award Details

For the 2018 CEO Performance Award, Elon had to grow Tesla by billions; for the proposed 2025 CEO Performance Award, he has to grow Tesla by trillions. To be exact, to receive the full Award, he must first create approximately $7.5 trillion[5] in additional market capitalization value for shareholders compared to today. He must also meet the extraordinary operational milestones in the 2025 CEO Performance Award. If Elon achieves all the performance milestones, his leadership will propel Tesla to become the most valuable company in history.[6]

Award Terms [7]

Award Milestones

Holding Period

Vesting Period

CEO Succession

Proposal Three

Amended & Restated 2019 Equity Incentive Plan

Equity is the cornerstone of Tesla's compensation philosophy. Amid fierce competition to attract and retain the most skilled AI researchers and engineers, it is essential that we maintain sufficient equity reserves and maximum flexibility. This is a vote to allow your Board to determine how to attract, retain and incentivize Tesla's talented workforce—from top to bottom.

Replenish the General Share Reserve: Give Tesla the Flexibility it Needs to Attract, Retain and Motivate Key Talent

+ 60,000,000 Shares

Ensures sufficient equity to continue granting awards to Tesla's current and future employees, directors and other eligible service providers

Perpetuates our strong ownership culture that aligns employee and shareholder interests and supports shareholder value creation

60 million share increase not to be used for awards to Elon

Create a Special Share Reserve: Eliminate Remaining Uncertainty Around the 2018 CEO Performance Award

+ 207,960,630 Shares

Addresses uncertainty caused by the ongoing *Tornetta* litigation

Allows the Board the ability to grant the outstanding shares Elon earned under the 2018 CEO Performance Award at any time and at its discretion (regardless of the status of the *Tornetta* litigation)

Should the Board grant Elon an award before the *Tornetta* litigation concludes and Tesla prevails in court, the Board has committed that Elon will receive no material additional benefit than he would have under the 2018 CEO Performance Award—there will be no opportunity to "double dip"

[4] Source: FactSet. Based on change in market value from March 21, 2018 to December 31, 2023.

[5] Note: Based on the difference between $8.5 trillion, the highest market capitalization milestone in the Award, and Tesla's market capitalization of approximately $1 trillion on September 3, 2025.

[6] Note: Based on market capitalization milestones compared to publicly traded companies as of the date of the definitive proxy statement.

[7] Note: See our definitive proxy statement for the full award terms.

Tesla © 2025 Privacy and Legal

TESLA

Master Plan Part IV | Compensation Proposals | Your Board | Resources | Third-Party Commentary | FAQs | Contacts | Explore Tesla | How to Vote

Resources

- Shareholder Letters
- Presentations
- Factsheets
- Videos
- SEC Filings

Sep 29, 2025	Shareholder Letter: Vote to Create Future Value	View here
Sep 22, 2025	Shareholder Letter: The Future of Tesla	View here
Sep 5, 2025	Letter to Tesla Shareholders from the Special Committee of the Tesla Board of Directors	View here

Tesla © 2025 Privacy and Legal

TESLA
Master Plan Part IV | Compensation Proposals | Your Board | Resources | Third-Party Commentary | FAQs | Contacts | Explore Tesla | How to Vote

Third-Party Commentary

In the Words of Industry Analysts, Reporters, Experts and Luminaries

On the 2025 CEO Performance Award

"[The 2025 CEO Performance Award] could be worth more than $1 trillion if – and only if – [Tesla] achieves eye-opening milestones that would make it one of the most valuable in history … The deal is the most honest attempt at pay-for-performance by any company out there." (The New York Times "DealBook" Newsletter, September 5, 2025)

Andrew Ross Sorkin | Co-Anchor of CNBC's "Squawk Box" and The New York Times Editor-at-Large

---

"Musk gets rich, but only if his shareholders get far richer." (Semafor Business Newsletter, September 16, 2025)

Liz Hoffman | Semafor Business and Finance Editor

"Tesla shareholders including employees stand to benefit if Mr. Musk achieves the incentive package's milestones. Society would also profit from Tesla innovations that improve living standards." (The Wall Street Journal, September 17, 2025)

WSJ Editorial Board

"The pay package is more than a comp plan. It is a roadmap to where Tesla under Musk wants to go for the next decade with incentives to reach increasingly harder and harder heights." (The Wall Street Journal, September 5, 2025)

Tim Higgins | Wall Street Journal Business Columnist

"Elon Musk has always talked about wanting Tesla to be the most valuable company in the world. This is a pay package that incentivizes him to get there. And if he gets there, shareholders will also get there." (Bloomberg TV; "Bloomberg Technology," September 5, 2025)

Dana Hull | Bloomberg Business Reporter

"[Elon would] only get $2t if Tesla is very much ahead on the deal. The reason this number seems surprising is that it's surprising that one man could have so much effect. But one man can. Look at what Steve Jobs did for Apple." (X, September 19, 2025)

Paul Graham | Founder of Y Combinator

"Tesla's new incentive plan for Elon Musk signals he is here to stay and win. If he can pull off the long-term goal of an $8.5 trillion market cap company, this would be an incredible achievement and aligned with shareholders." (William Blair, September 5, 2025)

Jed Dorsheimer | William Blair Analyst and Group Head of Energy and Sustainability

---

"We believe [the 2025 CEO Performance Award] was the smart move by the Board as the biggest asset for Tesla is Musk … With the groundwork now in place for Musk to accelerate [Tesla's] current path and capitalize on the opportunities ahead, this represents a critical next step to keep Musk as CEO at least until 2030 with Tesla heading into one of the most important stages of its growth cycle with the autonomous and robotics future now on the doorstep." (Wedbush Securities, September 5, 2025)

Dan Ives | Wedbush Securities Managing Director, Global Head of Technology Research

---

"At face value, the proposed compensation package aligns Tesla minority shareholder interests with those of Elon Musk in a way that incorporates operational milestones, profitability milestones and value creation milestones (market cap) while cementing a long-term commitment to the company." (Morgan Stanley, September 5, 2025)

Adam Jonas | Morgan Stanley Managing Director, Head of Global Auto & Shared Mobility Research

---

On Elon Musk and Tesla's Future

"[Elon] is our Einstein." (CNBC; "Squawk Box," January 22, 2025)

Jamie Dimon | Chairman and CEO of JPMorgan Chase

"[Elon is] the ultimate GPU. [..] So he has a great advantage there and he has a great sense of urgency. [..] [W]hen will comes together with skill, you know, unbelievable things can happen." (Bg2 Pod, September 25, 2025)

Jensen Huang | Founder, President and CEO of NVIDIA

"Elon's Tesla Optimus is here .. productivity game-changer!" (X, September 3, 2025)

Marc Benioff | CEO of Salesforce

"Elon Musk is the inventor of our age .. and we do believe that Tesla will be and is in the pole position here in the United States." (Fortune, March 4, 2025)

Cathie Wood | CEO of ARK Investment Management

"If you study equity valuation theory, most models (such as a DCF) include the idea of "optionality". This represents the probability or odds that a company might be successful in new endeavors. No one ranks higher on that dimension than @elonmusk. Not even close." (X, September 13, 2025)

Bill Gurley | General Partner of Benchmark

"Optimus is, I think, going to be the greatest product in the history of humanity." (All-In Summit, September 9, 2025)

Jason Calacanis | Co-host of the "All-In Podcast"

Permission to use these quotes neither sought nor obtained.

Tesla © 2025 Privacy and Legal

A transcript of the video is below:

2025 CEO Performance Award

[Footnote: Subject to the details contained in our SEC filings]

The Award creates a path for Elon to secure voting rights, and would retain him as a leader of the company for years to come.

2025 CEO Performance Award includes 12 share tranches over a 10-year period

Generally, Elon only earns the ability to vote the shares in each tranche when he achieves a Market Capitalization Milestone and an Operational Milestone

[Footnote: Elon must remain in continuous service through the applicable 7.5- or 10-year vesting period to receive the economic rights associated with any shares over which he has earned the ability to vote]

12 Market Capitalization Milestones

~$1T – Today’s Market Cap

$2.0T

$2.5T

$3.0T

$3.5T

$4.0T

$4.5T

$5.0T

$5.5T

$6.0T

$6.5T

$7.5T

$8.5T

[Footnote: $1T represents Tesla’s approximate market capitalization as of September 3, 2025]

$8.5T = 2x Nvidia Market Capitalization

[Footnote: NVIDIA benchmark for $8.5T Market Capitalization is based off the NVIDIA market capitalization as of August 29, 2025]

12 Operational Milestones

20 million Tesla vehicles delivered

10 million active FSD subscriptions

1 million bots delivered

1 million Robotaxis in commercial operations

$50 billion of Adjusted EBITDA

$80 billion of Adjusted EBITDA

$130 billion of Adjusted EBITDA

$210 billion of Adjusted EBITDA

$300 billion of Adjusted EBITDA

$400 billion of Adjusted EBITDA

$400 billion of Adjusted EBITDA (over four separate consecutive quarters)

$400 billion of Adjusted EBITDA (over four separate consecutive quarters)

[Footnote: Tesla must earn $400 billion of Adjusted EBITDA over three separate nonoverlapping periods each consisting of four consecutive fiscal quarters]

Each operational milestone can only satisfy the requirements for one tranche

Retaining Elon for Years to Come

For the achievement of each tranche, Elon gets an additional 1% of voting rights immediately

[Footnote: Based on the total shares outstanding as of August 29, 2025, plus the 2018 CEO Performance Award minus the 2025 CEO Interim Award]

He does not receive the economic value of the shares for at least 7.5 years and only if he remains a leader of the company for that time

Putting It All Together

$2.0T Market Capitalization Milestone + 01/12 Operational Milestone = Tranche 1

$2.5T Market Capitalization Milestone + 01/11 Remaining Operational Milestone = Tranche 2

$3.0T Market Capitalization Milestone + 01/10 Remaining Operational Milestone = Tranche 3

$3.5T Market Capitalization Milestone + 01/09 Remaining Operational Milestone = Tranche 4

$4.0T Market Capitalization Milestone + 01/08 Remaining Operational Milestone = Tranche 5

$4.5T Market Capitalization Milestone + 01/07 Remaining Operational Milestone = Tranche 6

$5.0T Market Capitalization Milestone + 01/06 Remaining Operational Milestone = Tranche 7

$5.5T Market Capitalization Milestone + 01/05 Remaining Operational Milestone = Tranche 8

$6.0T Market Capitalization Milestone + 01/04 Remaining Operational Milestone = Tranche 9

$6.5T Market Capitalization Milestone + 01/03 Remaining Operational Milestone = Tranche 10

$7.5T Market Capitalization Milestone + 01/02 Remaining Operational Milestone = Tranche 11

$8.5T Market Capitalization Milestone + 01/01 Remaining Operational Milestone = Tranche 12

Unleashing Extraordinary Shareholder Value

Tesla

2025 Annual Meeting

VoteTesla.com

[Footnote: Subject to the details contained in our SEC filings]

Between September 26, 2025 and September 29, 2025, the following posts were made on social media.

Additional Information and Where to Find It

Tesla has filed with the U.S. Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”) and a proxy card with respect to its solicitation of proxies for the 2025 Annual Meeting. The Definitive Proxy Statement contains important information about the matters to be voted on at the 2025 Annual Meeting. SHAREHOLDERS OF TESLA ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT TESLA HAS FILED OR WILL FILE WITH THE SEC BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT TESLA AND THE MATTERS TO BE VOTED ON AT THE 2025 ANNUAL MEETING. Shareholders are able to obtain free copies of these documents, and other documents filed with the SEC by Tesla, through the website maintained by the SEC at www.sec.gov. In addition, shareholders are able to obtain free copies of these documents from Tesla by contacting Tesla’s Investor Relations by e-mail at ir@tesla.com, or by going to Tesla’s Investor Relations page on its website at ir.tesla.com.

Participant Information

Tesla, its directors (Elon Musk, Robyn Denholm, Ira Ehrenpreis, Joe Gebbia, Jack Hartung, James Murdoch, Kimbal Musk, JB Straubel and Kathleen Wilson-Thompson), and certain of its executive officers (Vaibhav Taneja and Tom Zhu) are deemed to be “participants” (as defined in Section 14(a) of the Securities Exchange Act of 1934, as amended) in the solicitation of proxies from Tesla’s shareholders in connection with the matters to be considered at the 2025 Annual Meeting. Information about the compensation of our named executive officers and our non-employee directors is set forth in the sections titled “Executive Compensation for Fiscal Year 2024” and “Compensation of Directors” in the Definitive Proxy Statement commencing on pages 130 and 152, respectively, and is available here. Information regarding the participants’ holdings of Tesla’s securities can be found in the section titled “Ownership of Securities” in the Definitive Proxy Statement commencing on page 160 and is available here.